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                                                                   EXHIBIT 10.64


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                        SOFTWARE LICENSE, MAINTENANCE AND

                      SUBSCRIBER BILLING SERVICES AGREEMENT

                                     BETWEEN

                          WESTERN WIRELESS CORPORATION

                                       AND

                               CSC INTELICOM, INC.











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                        SOFTWARE LICENSE, MAINTENANCE AND
                      SUBSCRIBER BILLING SERVICES AGREEMENT


        THIS SOFTWARE LICENSE, MAINTENANCE AND SUBSCRIBER BILLING SERVICES AGREEMENT is made this __ day of June, 1997 by and among CSC Intelicom, Inc., a Delaware corporation, with its principal place of business at 6707 Democracy Boulevard, Suite 1000, Bethesda, Maryland 20817 (hereinafter "CSC") and Western Wireless Corporation, a Washington corporation, and its subsidiaries (hereinafter referred to as "Customer"), with offices located at 2001 NW Sammamish Rd. #100, Issaquah, WA 98027.

                                   BACKGROUND

               Whereas Customer is in the wireless telecommunication services business and CSC is in the subscriber billing business; and

               Whereas CSC has developed and owns certain proprietary software for use in the wireless telecommunications industry and has experience in providing third party subscriber billing services; and

               Whereas CSC and Customer are parties to a certain Software License, Maintenance and Subscriber Billing Services Agreement dated as of August 1, 1994 ("Prior Agreement"), and

               Whereas the parties desire to terminate the Prior Agreement and execute a new Software License, Maintenance and Subscriber Billing Services Agreement; and

               Whereas Customer desires to obtain a personal, non-exclusive, nontransferable, non-assignable license to use such software and purchase subscriber billing services and CSC desires to license such software and provide subscriber billing services to Customer on the terms and conditions set forth herein.

IN CONSIDERATION of the foregoing and the mutual covenants set forth herein, and intending to be legally bound, the parties agree as follows:

1.      DEFINITIONS

The following words shall have the following meanings when used in this
Agreement:

        1.1 "Account" shall mean an aggregation of Subscribers. See Appendix I for a schematic diagram of Account and Service relationships within the Software.



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            CONFIDENTIAL: PROPRIETARY CSC/ITDS & WESTERN INFORMATION

        1.2 "Affiliate(s)" or "Affiliate Company" shall mean any entity incorporated or formed in the United States in which Customer owns, directly or indirectly, a fifty-one percent (51%) or greater ownership interest, or any entity which owns or controls at least fifty-one percent (51%) of Customer, or with the written consent of CSC, which shall not be unreasonably withheld, any entity incorporated or formed in the United States in which Customer owns, directly or indirectly, less than a fifty-one percent (51%) ownership interest and which is an FCC licensee for telecommunications services, or with the written consent of CSC any entity not incorporated or formed in the United States. Consent is hereby given to include Cook Inlet Western Wireless PV/SS PCS L.P. as an Affiliate.

        1.3 "Business Day" shall mean Monday through Friday, excluding weekends and CSC holidays, as detailed in Appendix E.

        1.4 "Bypass" or "Work Around" shall mean a mutually agreeable procedure by which a user can avoid a reported problem, defined herein as a problem experienced by the Customer with a CSC product or service which is subsequently reported to CSC for analysis and correction, if applicable, by changes to the procedures followed or data supplied by the user when using the Software.

        1.5 "Calendar Day" shall mean Monday through Sunday, excluding CSC holidays as detailed within Appendix E.

        1.6 "Critical Error(s)" shall mean a failure of the Software which Severely Impacts Customer's ability to provide service or invoice its Subscribers for services provided and which cannot be temporarily eliminated through the use of a "Bypass" or "Work Around."

        1.7 "Customer Business Hours" shall mean 8:00 A.M. - 8:00 P.M. Pacific Time Monday through Friday, excluding holidays.

        1.8 "Data Receipt Date" shall mean that day as set forth in Appendix K, other than Sunday or a CSC holiday as detailed in Appendix E, on which CSC anticipates having received all of Customer's Data required by CSC for the purpose of beginning the production of Customer's Subscriber Billing Services statement data images. This date shall be adjusted as described within Section 12.2.e below based upon Customer's ability to provide necessary Data within the allowed timeframes.

        1.9 "Data" shall mean all records, documents and other information, including but not limited to, all Subscriber-related service order records, Subscriber call records and payment records, in any form provided to CSC by Customer or required for CSC's performance of the Subscriber Billing Services to be provided under this Agreement.



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        1.10 "Detailed Bid Proposal" shall mean a detailed written response to
Customer's request for a Software Enhancement. The response will be prepared by a qualified CSC Software analyst and will outline CSC's understanding of the Software Enhancement request and provide Customer with an itemized breakdown of all work efforts required by CSC to complete the Software Enhancement. Detailed Bid Proposals will be prepared on a time and materials basis.

        1.11 "Enhancement(s)" shall mean any improvement to or change in the Software Licensed by Customer that alters the original functional characteristics provided to Customer. Unless otherwise agreed in writing by CSC, all title, ownership, and intellectual property rights to the Enhancement(s) shall vest solely and exclusively with CSC. Customer's sole interest in the Enhancement(s) is a limited license to use the Enhancement(s) subject to the terms and conditions of this Agreement.

        1.12 "Error(s)" shall mean a failure of the Software to: (a) comply with the provisions of the Order; (b) function in accordance with CSC's specifications (including producing the Subscriber Billing Services statement data images and reports applicable to the Software or Software Products); (c) be compatible and conform to user documentation and operating manuals furnished by CSC; or (d) comply with a mutually agreed upon Software Acceptance Plan which shall be developed and agreed to in writing by Customer and CSC prior to installation of the Software for which the Software Acceptance Plan has been established. Errors other than Critical Errors shall be categorized as:

     o "Priority Two Error - High" shall mean (a) a failure of the Software which Severely Impacts Customer's ability to provide service or accurately invoice its Subscribers for services provided, but which can be temporarily eliminated through the use of a "Bypass" or "Work Around," or (b) a problem is preventing full use of functionality but is not affecting critical system functionality or other customer data and a "Bypass" or "Work Around" is not available.

     o "Priority Three Error - Medium" shall mean a problem with the Software that can be tolerated temporarily but must be resolved before the next billing cycle. For example, a missing tax ID or a Software Error that prevents exclusion of a charge code. If the Priority Three Error is not resolved prior to the applicable billing cycle, then the Error will be reclassified as a Critical Error or a Priority Two Error as applicable.

      o "Priority Four Error - Low" shall mean a problem that interferes with optimal use of the Software but not with Subscriber Billing Services statement data images and reports or customer care operations. For example: error messages that are not user friendly; function keys that are not consistent with the rest of the application; spelling errors; and cosmetic improvements.

        1.13 "Fix(es)" shall mean a correction of an Error(s).



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        1.14 "Implementation Plan" shall mean the mutually agreed upon master project plan for delivering CSC Customer Care Software, Software Enhancements defined in Appendix C of this Agreement, and converting Customer's cellular and PCS markets to version 3.0 of the Software. The Implementation Plan defines the necessary tasks and responsibilities for both CSC and Customer, and includes the required delivery and acceptance dates. Those Customer tasks considered on the critical path for delivery of these items are detailed in Appendix H (PCS Conversion and Migration from TRIS+ 1.0 to TRIS+ 3.0) of this Agreement. The Implementation Plan and Customer Milestones may be modified periodically as mutually agreed upon between CSC and Customer. Customer delays in completing the Customer Milestones or other relevant tasks defined within the Implementation Plan will be analyzed by CSC, but CSC shall be given a one (1) day extension in associated delivery dates for every day of Customer delay to the extent Customer delay causes a CSC delay.

        1.15 "Individual Account" shall mean a standalone Account within the Software that is not associated with a Master Account. See Appendix I for a schematic diagram of Account and Service relationships within the Software.

        1.16 "License(s)" shall mean any personal, non-exclusive, nontransferable, non-assignable license or licenses granted by CSC to Customer to use the Software or Software Products under this Agreement.

        1.17 "Master Account" shall mean an aggregation of Subordinate Accounts. See Appendix I for a schematic diagram of Account and Service relationships within the Software.

        1.18 "Object Code" shall mean the binary machine readable version of the Software.

        1.19 "Order" shall mean a formal written request by Customer to CSC indicating Customer's desire to License and/or purchase Software (other than that which is listed in Appendix B), Software Products and/or Subscriber Billing Services from CSC. This formal written request shall conform in all material respects to the form detailed as Appendix A, attached hereto, which may be amended from time to time.

        1.20 "Planning Estimate" shall mean a high level written response to a Customer's request for a Software Enhancement. The response will contain the estimated time a Software Enhancement requested by the Customer shall take CSC to complete. The time estimate will be the consensus opinion of CSC's Software Enhancement Steering Committee and will be derived without any formal detailed analysis of the Software Enhancement request by a qualified CSC Software analyst. Planning Estimates will be provided to Customer at no additional charge and are not offers or quotations from CSC to complete such Software Enhancements.


        1.21 "Service", as described within Appendix I, shall be identified by the following data elements: a) Market (i.e., SRVA, SLOC); b) Customer ID. (i.e., account number); c) Service ID. (sequential identifier that together with the Market and Customer ID uniquely



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identifies the service to the TRIS+ Software); d) Service Type (i.e., identifies the service type as voice, SMS, voice mail, or other service type); e) Depending upon the type of service, other identifiers may also be used including: i) Service Number (e.g., mobile number for voice or voice mail; fleet and fleet member ID. for dispatch; IP Address for data services, etc.) or ii) Other identifiers unique to various standards (e.g., International Mobile Subscriber Identifier). Each service may have charges associated with it as set forth in Appendix D. See Appendix I for a schematic diagram of Account and Service relationships within the Software.

        1.22 "Severely Impacts" shall mean having a material negative impact on the Customer's ability to provide services to Customer's Subscribers or having a material negative impact on Customer's ability to manage or process information which is critical to the well being of the Customer and/or its operations.

        1.23 "Site" shall mean a Customer's computer facility located in one specific geographic location, or in the case of a client-server configuration, all computer facilities housing either a client and/or a server computer. Customer may install the licensed Software at different Sites at no additional fee, but CSC will only support one version of the Software configuration installed at a designated primary Site. Customer shall be responsible for reproducing the Software on other Customer computers, or replicating multiple versions of the Software on a single Customer computer for training or testing purposes.

        1.24 "Software" shall mean the Object Code version of all programs, data, routines, etc., known as TRIS+(TM) as identified in Appendix B, and Enhancements set forth in Appendix C, and future Enhancements.

        1.25 "Software Acceptance Plan" shall mean a methodology mutually agreed upon by both CSC and Customer for determining whether the Software meets the performance and functionality criteria outlined by CSC, and which clearly identifies:

    o Those tests to be run to demonstrate that the Software meets the functional and performance requirements represented by CSC in this Agreement;

    o    The parties responsible for running the Software tests;

    o    The time frame in which the tests are to occur;

    o The method by which test results are to be classified and reported and the parties with whom test results are to be shared;

    o    Procedures and timeframes required for the correction of Errors;

    o All criteria required for Software acceptance described in a mutually acceptable acceptance test plan document;



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    o    Any payments and payment terms related to the acceptance of Software.

        1.26 "Software Maintenance" shall mean the work done by CSC to provide Fixes and Enhancements to the Software.

        1.27 "Software Products" shall mean all physical components, other than Software, which are offered by CSC, including but not limited to, documentation, magnetic media, job aids, templates and other similar devices.

        1.28 "Source Code" shall mean those statements in a computer language, which when processed by a compiler, assembler or interpreter become executable by a computer.

        1.29 "Subordinate Account" shall mean an Account that is Subordinate to a Master Account. See Appendix I for a schematic diagram of Account and Service relationships within the Software.

        1.30 "Subscriber" shall mean an end user of Customer's products and services.

        1.31 "Subscriber Billing Fulfillment Time" shall mean the number of hours, rounded to the nearest hour, required by CSC or its third party fulfillment vendor to prepare and deliver Subscriber Billing Services statements to the United States Postal Service. Measurement of this time shall begin upon receipt by CSC of Customer written bill release notification to deliver such statements to the United States Postal Service and shall end based upon the Average Tray time reported by CSC's third party fulfillment vendor. "Average Tray" is a weighted average of mail times and number of bills mailed within those timeframes.

        1.32 "Subscriber Billing Processing Time" shall mean the number of hours, rounded to the nearest hour, required by CSC to process a single Customer billing cycle and produce Subscriber Billing Services statement dataimages. Measurement of this time shall begin at noon Central Standard Time on the Data Receipt Date and shall end when Subscriber Billing Services statement data images are available for Customer to review on CSC's mainframe computer.

        1.33 "Subscriber Billing Services" shall mean the calculation and creation of data print images of all Subscriber bills and reports as further detailed in Section 12 of this Agreement and Section 1 of Appendix D.

        1.34 "Subscriber Billing Turnaround Time" shall mean the sum of Subscriber Billing Processing Time plus Subscriber Billing Fulfillment Time.

        1.35 "Support Services" shall mean the work done by CSC in support of its Software and Software Products, including but not limited to, installation services for Software Enhancements, maintenance, training, consultant support, telephone support including support of



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CSC's Subscriber Billing Services provided to Customer under this Agreement, and such other services as may be defined in an accepted Order.


2.      ORDERS

Customer's Orders for Software, Software Products, and Subscriber Billing Services shall be subject to the terms of this Agreement and shall be evidenced by the execution and submission to CSC of an Order substantially in the form of Appendix A, attached hereto, which may be amended, upon mutual agreement of both CSC and Customer, from time to time. CSC will accept Orders only from those representatives of Customer authorized to place Orders with CSC. Customer has provided CSC with a written list of all of Customer's representatives empowered to execute Orders, attached as Appendix G, which listing may be revised by Customer from time to time. All Orders shall be deemed to incorporate the terms and conditions of this Agreement and any amendments hereto. However, if there are any inconsistencies between an Order and the terms of this Agreement, the terms of the Order shall control. This Agreement shall have control over typed, stamped, or preprinted portions of CSC's and Customer's Orders or acknowledgments or other communications unless mutually agreed upon in writing by a representative of Customer designated in Appendix G and an authorized representative of CSC. Such mutually agreed upon writings shall have control over this Agreement for that specific Order only.

3.      LICENSE


        3.1 Subject to the limitations contained within this Agreement, CSC grants Customer and its Affiliates a limited, personal, non-exclusive, nontransferable, non-assignable Object Code license to use and reproduce the Software and Software Products in the United States only to the extent Ordered by Customer, and subject to the provisions of this Agreement as well as the payment of all applicable License fees for the term of such License. Subject to the terms of this Agreement, licensee may utilize the Software and Software Products outside the United States solely in connection with its wholly-owned subsidiaries. CSC agrees to provide Customer with associated Software Products, Software Maintenance and Support Services subject to the provisions of this Agreement. There are no restrictions as to the number of users or Sites associated with this License, provided that CSC has consented to the use of the Software at any new Sites, and such consent shall not be unreasonably withheld or delayed. Software may be temporarily transferred to a backup computer while the Licensed computer is inoperative or for emergency testing purposes without prior consent from CSC. The backup computer may be at the same Customer Site, another Customer Site, or an off-site location under emergency conditions with reasonable notice to CSC of the name and location of the off-site operator. CSC shall not be obligated to provide Software Maintenance to Customer under this Agreement for Software transferred for testing and/or for training purposes.

        3.2 All Software and Software Products used hereunder, in whatever form, including, without limitation, Source Code, Object Code, microcode and mask works, including any



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computer programs and any documentation relating to or describing such Software or Software Products, such as, but not limited to logic manuals and flow charts provided by CSC, including instructions for use of the Software or Software Products and formulation of theory upon which the Software or Software Products are based, are furnished to Customer only under a personal, non-exclusive, nontransferable, non-assignable license solely for Customer's and its Affiliates' own use. All of the Software and all computer program specifications, documentation, procedure manuals, disks and tapes utilized, processed or developed by CSC in connection with this Agreement or the services rendered to Customer hereunder shall be and remain the exclusive and confidential property of CSC or third parties from whom CSC has secured the right to use the same. The Subscriber Billing Services statements, reports, or other output created by CSC for Customer under this Agreement are the sole and exclusive property of CSC and shall remain the sole and exclusive property of CSC until payment is made in full on the invoice covering the same, at which time title shall transfer to Customer. However, even in the event of non-payment, Customer shall retain title to its Subscriber listings and any Data Customer provides to CSC and CSC shall release all such information to Customer upon Customer's request.

        3.3 Except as provided in this Agreement or an Order, no license under any patents, copyrights, trademarks, trade secrets or any other intellectual property rights, express or implied, are granted by CSC to Customer under this Agreement.

4.      TERM OF LICENSES

The term of each individual License granted under this Agreement, as set forth in Appendices B and C, begins on the date of installation of the Software and shall be coterminous with this Agreement. The term of each individual License granted under subsequent Orders begins on the date of installation of the Software and shall terminate on the date set forth on the Software License and Software Maintenance Order which requested such License, unless earlier terminated as provided in this Agreement.

5.      LICENSE FEES

The price schedule for the License fees for Software, Software Products, Software Maintenance and Support Services ordered hereunder, including any applicable discount and payment schedules, is detailed in Appendix D, attached hereto.

6.      CUSTOMER PREPARATION

If the Software or Software Products are to be installed by CSC, the Customer shall have all things in readiness for installation, including, but not limited to, other equipment, connections and facilities for installation at the time the Software or Software Products are delivered. Unless otherwise agreed to in writing, CSC will provide to Customer in writing at least sixty (60) calendar days in advance of the scheduled date for Software installation a list detailing all other equipment, connections and facilities which CSC requires for installation. In the event the



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Customer shall fail to have all things in readiness for installation on the scheduled installation date, the Customer shall reimburse CSC for any and all reasonable expenses caused by Customer's failure to have things in readiness, unless Customer has notified CSC at least five (5) Business Days prior to the scheduled installation date. Customer agrees to provide and bear the cost of a dedicated communications line of sufficient capacity between Customer's Site(s) and CSC's Champaign, Illinois offices, including all equipment costs directly related to or reasonably required by CSC for the purposes of remote access and support by the CSC consultant or phone support group. CSC shall conform in all respects to Customer's written procedures for remote access to Customer's computer hardware, which Customer shall provide to CSC prior to any attempt by CSC to remotely access Customer's computer hardware for support purposes. Customer's procedures for remote access by CSC may be amended from time to time, and CSC must be provided with written notification of any changes in Customer's remote access procedures at least two (2) Business Days before any amended procedures are made effective.

7.      REPRODUCTION OF MANUALS, DOCUMENTATION AND OBJECT CODE

        7.1 Manuals and Documentation. Customer shall have the right, at no additional charge, to reproduce solely for its own use, all manuals and documentation, including user documentation and all training manuals, furnished by CSC pursuant to this Agreement and any Order, regardless of whether such manual or documentation is copyrighted or otherwise restricted as proprietary information. All copies of manuals or documentation made by Customer shall include any proprietary notice or stamp that has been affixed by CSC. CSC shall furnish for each License obtained by Customer, and at no additional charge to Customer, two (2) copies of the relevant Software manuals and documentation and any succeeding changes thereto, sufficient to enable Customer to maintain and operate the Software.


[Section 8 intentionally omitted]

9.      ACCEPTANCE OF SOFTWARE AND SOFTWARE PRODUCTS

        9.1 Customer shall conduct Software and Software Products acceptance tests during the installation process at a Customer designated location(s) in accordance with the Software Acceptance Plan. The acceptance period will commence once the Software is operational in the Customer designated location(s). The Software and Software Products shall: (a) comply with the provisions of the Order; (b) function in accordance with CSC's specifications (including producing the Subscriber Billing Services statement data images and reports applicable to the Software or Software Products); (c) be compatible and conform to user documentation and operating manuals furnished by CSC; and (d) comply with a mutually agreed upon Software Acceptance Plan which shall be developed and agreed to in writing by Customer and CSC at least thirty (30) days prior to installation of the Software for which the Software Acceptance Plan has been established. The Software Acceptance Plan shall provide that Customer will have the



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option to require up to three (3) test billing runs with the Software for at least two different markets without Critical Errors or Priority Two Errors.

        9.2 Unless otherwise detailed to the contrary herein, if, during the acceptance period, Customer determines that the Software and/or Software Products do not: (a) comply with the provisions of the Order; (b) function in accordance with CSC's specifications (including producing the Subscriber Billing Services statement data images and reports applicable to the Software or Software Products); (c) demonstrate compatibility and conformity to user documentation and operating manuals furnished by CSC; or (d) comply with a mutually agreed upon Software Acceptance Plan which shall be developed and agreed to in writing by Customer and CSC at least thirty (30) days prior to installation of the Software for which the Software Acceptance Plan has been established, Customer shall so notify CSC in writing (which may be by e-mail), specifying the area of noncompliance. In the event that Customer's notification to CSC identifies any Critical Errors or any Priority Two Errors, CSC shall use its best efforts to correct all such conditions within ten (10) Business Days from the date of receipt of Customer's notification. CSC shall use its good faith efforts to correct all other conditions reported by Customer which prevent the Software and/or Software Products from meeting the above requirements within forty-five (45) Calendar Days following receipt of notice from Customer. If all Customer reported conditions which prevent the Software and/or Software Products from substantially complying with the specific acceptance criteria detailed in the Software Acceptance Plan are not satisfied within this forty-five (45) day period, the Customer will notify CSC, in writing, within five (5) Business Days following the end of the forty-five (45) day period, indicating either Customer's acceptance of the Software and/or Software Products, Customer's desire to extend the Software acceptance period, or Customer's intent to terminate this Agreement or any License without penalty or further financial obligation.

Notwithstanding any reported Errors, Customer's commercial use of any the items within a payment milestone shall constitute conditional acceptance of all of the items within the payment milestone. Upon conditional acceptance, Customer shall pay CSC 50% of any fees specifically withheld for acceptance for the applicable milestone. However if none of the items within a payment milestone contain Critical Errors or Priority Two Errors, Customer shall pay CSC 100% of any fees specifically withheld for acceptance of the payment milestone. If no Errors are reported to CSC in writing by Customer at the end of the acceptance period, CSC shall notify Customer that acceptance shall be assumed unless CSC is notified to the contrary within five (5) Business Days. Failure to notify CSC in writing of Errors during this five (5) Business Day period shall constitute complete acceptance of the applicable Software or Software Product.

        9.3 As soon as it is feasible after the execution of this Agreement, CSC and Customer shall conduct tests of the Subscriber Billing Services to be performed under this Agreement for Customer's billing cycles detailed in Appendix H. CSC shall produce a reasonable number of test billing statements and reports at no charge to Customer so that Customer may verify the accuracy and adequacy of the Subscriber Billing Services.



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

10.     SOFTWARE MAINTENANCE IMPLEMENTATION

CSC shall be responsible for performing and Customer desires CSC to perform Software Maintenance beginning with the expiration of the warranty period and ending with the termination of this Agreement. Such Software Maintenance shall include providing Customer with Fixes, regardless of how the need for such Fixes is brought to the attention of CSC. This Software Maintenance shall include standard software releases which contain Fixes and certain Enhancements that are generally made available to all CSC clients at no charge. CSC shall determine solely those Enhancements that are included in standard releases at no charge.

11.     FIXES AND ENHANCEMENTS

        11.1 Customer will notify CSC verbally of Errors, with written or e-mail follow-up notification to CSC by Customer in a CSC Problem Notification Form within five (5) Business Days of Customer's discovery of the Error(s). CSC shall provide Customer with a telephone number which is answered during the hours described in Section 2 of Appendix D, and with appropriate e-mail addresses. Customer shall have access via this telephone number to individuals who shall accept Error reports and are qualified to assist Customer with the verification of suspected Errors and who may provide Fixes for said Errors. Customer shall be provided with a telephone number which is answered by individuals who shall accept Error reports for all hours outside of those defined in Section 2 of Appendix D.

        11.2 After acceptance or first commercial use, CSC will respond to Errors according to the priority of the Error as described in the table below. CSC's response will generally involve correcting the Data that may have been corrupted. CSC will make every effort to accomplish this according to the priority and associated timeframe below. CSC will also work to correct the Software, and the resulting Software modifications will be scheduled for a future Software release.

--------------------------------------- --------------------------------------
               PRIORITY                        CSC CORRECTION EFFORTS
--------------------------------------- --------------------------------------
Critical Error                          CSC will use best efforts to
                                        promptly correct Critical Errors and
                                        devise and implement a Work Around
                                        or Bypass, and will provide an
                                        estimate of when the Critical Error
                                        will be corrected within twenty four
                                        (24) hours.
--------------------------------------- --------------------------------------
Priority Two Error- High                CSC will use good faith efforts to
                                        correct the Error, will provide
                                        available Bypass or Workarounds within
                                        twenty four (24) hours, and will discuss plans with Customer for providing a Fix within seventy two (72) hours.



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--------------------------------------- --------------------------------------
               PRIORITY                        CSC CORRECTION EFFORTS
--------------------------------------- --------------------------------------
Priority Three Error- Medium            CSC will use good faith efforts to
                                        correct the Error, and within five (5)
                                        Business Days will discuss plans with
                                        Customer for providing a Fix.
--------------------------------------- --------------------------------------
Priority Four Error- Low                Within thirty (30) calendar days, CSC
                                        will discuss plans with Customer for
                                        providing a Fix.
--------------------------------------- --------------------------------------

        11.3 If requested by Customer, CSC agrees to incorporate any Customer specific or other third party Software in any new versions of CSC's Software, at CSC's charges to Customer detailed in Appendix D.

        11.4 CSC and Customer warrant that each will establish regular and reasonable internal measures to verify the accuracy of all services performed by CSC on behalf of Customer. Each party shall notify the other party of all errors, omissions or inaccuracies in its Data or in any Data, record, statement or other document processed or delivered by CSC within sixty (60) calendar days after such work is delivered to or picked up by Customer, or is delivered according to Customer's instructions to the extent such Errors, omissions or inaccuracies are discoverable through reasonable diligence. Customer agrees that in the event of any Errors, omissions or inaccuracies in Subscriber Billing Services processing, CSC shall be given a reasonable period, not to exceed fifteen (15) calendar days, in which to run a rebilling to correct such Error. In the event CSC is unable to rebill the Subscriber, or Customer reasonably determines that rebilling will generate more costs than benefits to Customer, then CSC shall reimburse Customer for all charges billed to Customer by CSC, detailed in Section 1 of Appendix D, for such Subscribers impacted by the Error, omission or inaccuracy. All charges and expenses so reimbursed or paid to Customer shall be subject to the limitations set forth in Section 23. CSC agrees to take all reasonable steps to rebill in the event of any errors in Subscriber Billing Services processing, and to make best efforts in the event rebilling is a result of a Critical Error or Error or negligence caused by CSC or its agents, contractors (including IBS) or consultants. Customer agrees to reimburse CSC at the rates set forth in Section 1 of Appendix D if rebilling is required through no fault of CSC or its agents, contractors (including IBS) or consultants. If other CSC consulting or custom programming services are required to correct an Error, omission or inaccuracy caused through no fault of CSC or its agents, contractors (including IBS) or consultants, such services shall be performed in accordance with the rates set forth in Section 2 of Appendix D. The parties agree that the sixty (60) calendar day limitation period in this Section shall apply only to the matters arising under this Section, while all other matters under this Agreement shall be governed by the limitation periods set out in Sections 21 and 23.

        11.5 CSC and Customer acknowledge the periodic need to change and/or provide Enhancements to CSC's Software to meet the changing needs of Customer. CSC and Customer hereby agree to the following procedures with regard to changes and Enhancements requested by Customer to CSC's Software:

    a. Changes not Requiring Additional Programming. Many of the Customer-specific parameters used by CSC in performing Subscriber Billing Services and other related services for Customer under this Agreement may be changed by CSC without additional programming through a procedure referred to as "table maintenance." Customer agrees to notify CSC in writing within the Required Notification Time as defined in Section 11 of Appendix D. In the event CSC is given at least this minimum time period to implement the desired table maintenance, CSC will provide these services at the rates specified within Sections 2 and 11 of Appendix D, if applicable. In the event that Customer requests that the change be implemented in less than the Required Notification Time, CSC will be reimbursed by Customer at CSC's rates for such premium services as set forth in Section 11 of Appendix D.

    b. Changes and Enhancements Requiring Additional Programming. Changes other than table maintenance and all Enhancements to CSC's Software cannot be implemented without additional programming on the part of CSC. Such changes and additional programming shall be performed in accordance with the rates detailed within Section 2 of Appendix D. Customer's requests for such changes or Enhancements to CSC's Software must be in writing in the form of a Client Business Requirements - Assessment Form.

    As a part of Customer's written request to CSC, Customer will indicate whether a Planning Estimate is desired or whether a Detailed Bid Proposal is required. In the event that Customer seeks only a Planning Estimate, CSC shall then have seven (7) Business Days from the date of receipt of the Customer's written request to return the completed Planning Estimate to the Customer via facsimile or e-mail.

    In addition to the Planning Estimate, CSC may provide Customer with a Fax Acknowledgment Form detailing a suggestion for continued analysis which is limited in scope, and will generally require less effort than a Detailed Bid Proposal. If Customer chooses to proceed with the Fax Acknowledgment, CSC will provide a delivery date for such work within ten (10) business days of receiving the signed Fax Acknowledgment.

    In the event a Detailed Bid Proposal is requested (either through a signed Client Business Requirements - Assessment Form or a signed Planning Estimate
    Form), CSC shall have ten (10) business days to provide a delivery date for the Detailed Bid Proposal, or indicate that such Enhancement is not feasible or cannot be incorporated into CSC's Software. CSC's Detailed Bid Proposal shall describe the following:

        (i) A description of the required functionality, along with relevant assumptions and restrictions;

        (ii) The approximate implementation date of such change or Enhancement;

        (iii) The charge for implementation of the change or Enhancement, including the number of hours required and the contractual rates applied to such hours. CSC shall have sole discretion as to whether a requested change or Enhancement is implemented on a chargeable basis or is implemented at no additional charge to Customer.

    In the event the change or Enhancement will be provided at no additional charge to Customer, CSC also will inform Customer of the estimated implementation date of the change or Enhancement. If the change or Enhancement will be implemented by CSC at no additional charge or the Enhancement is funded by the Customer, but Customer would like it handled on a higher priority basis, CSC will provide Customer with a quote on the cost to accomplish the change within Customer's desired time frame.


    In the event the request will be charged at CSC's rates detailed in Appendix D, CSC shall also provide Customer with a Detailed Bid Proposal detailing the total charges required to implement the requested change or Enhancement. Customer shall then have fourteen (14) calendar days from the receipt of CSC's written Detailed Bid Proposal in which to direct CSC to proceed, and if Customer does not notify CSC within the fourteen (14) calendar day period, the estimate shall no longer be effective and CSC may requote and/or revise the estimated completion date. All written estimates by CSC to Customer shall be deemed rejected if not accepted in writing within the fourteen (14) calendar day time frame.

        11.6 CSC and Customer agree that the initial Software Enhancements to be provided by CSC to Customer under this Agreement shall be provided to Customer by CSC in accordance with the terms and conditions detailed in Appendix C, attached hereto. All future Enhancements to be provided by CSC to Customer under the terms of this Agreement shall be evidenced by an appendix to be attached to this Agreement outlining the major terms and conditions pertaining to the future Enhancements. This appendix will conform in all material respects to Appendix C.

12.     SUBSCRIBER BILLING SERVICES

        12.1 The parties agree that the geographic areas to be covered by this Agreement are Customer's cellular and PCS calling regions established for the geographic areas defined within Appendix K (Geographic Areas and Data Receipt Dates). However, Customer shall not be obligated to have CSC process all geographic areas defined within Appendix K if the monthly minimum Subscriber Bill and Report Computation minimum charges set forth in Section 8 of Appendix D are paid to CSC by Customer. The parties agree that new geographic areas of Customer or an Affiliate may be added to the coverage for services to be provided under this Agreement at the rates set forth in Appendix D, pursuant to an Order or a separate written agreement between the parties setting forth the geographic area or areas to be added and detailing any additional matters with regard to the conversion for each such area and how the provision of services for such area will otherwise be accomplished and compensated under this Agreement.

        12.2 Customer shall be responsible for entering Customer's Data into CSC's Software. Customer shall be responsible for delivering to CSC all Data reasonably required by CSC to render Subscriber bills on behalf of Customer in a timely fashion to conform to the processing times required by CSC for each of Customer's billing cycles detailed below. CSC and Customer agree that Customer will provide all Data required by CSC for Subscriber Billing Services by 12:00 noon CST of the CSC Data Receipt Dates for each billing cycle defined within Appendix K.

In the event that any of the CSC Data Receipt Dates falls on a Sunday or a CSC holiday as set out in Appendix E, then the CSC Data Receipt Date for that billing cycle shall be the next Calendar Day.

Provided CSC has received all Data required by CSC for Subscriber billing purposes within one (1) hour after 12:00 noon CST of the CSC Data Receipt Date as defined within Appendix K, CSC agrees Subscriber Billing Turnaround Time will be within:

               a.     Normal Billing Cycle Turnaround

Prior to August 1, 1997 - * hours, excluding the time from 12:01A.M. to 11:59P.M. on Saturday, Sunday, and CSC holidays, as detailed in Appendix E. In the event CSC is unable to deliver Customer's Subscriber Billing Services statements to the U.S. Postal Service within this timeframe, CSC shall provide to Customer a credit as determined in Section 12.2 d.
below.

Beginning August 1, 1997 - * hours, excluding the time from 12:01A.M.to 11:59P.M.on CSC holidays, as detailed in Appendix E. In the event CSC is unable to deliver Customer's Subscriber Billing Services statements to the U.S. Postal Service within this time frame, CSC shall provide to Customer a credit as determined in Section 12.2 d. below.

               b.     Initial Billing Cycle Turnaround - New SA/SL

Prior to August 1, 1997 - * hours, excluding the time from 12:01A.M.to 11:59P.M.on Saturday, Sunday, and CSC holidays, as detailed in Appendix E. In the event CSC is unable to deliver Customer's Subscriber Billing Services statements to the U.S. Postal Service within this time frame, CSC shall provide to Customer a credit as determined in Section 12.2 d. below.

Beginning August 1, 1997 - * hours, excluding the time from 12:01A.M.to 11:59P.M.on CSC holidays, as detailed in Appendix E. In the event CSC is unable to deliver Customer's Subscriber


----------

* Information omitted and filed separately with the SEC pursuant to request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended.

Billing Services statements to the U.S. Postal Service within this time frame, CSC shall provide to Customer a credit as determined in Section 12.2 d. below.

This Subscriber Billing Turnaround Time requirement as set forth in this Section 12.2.b shall apply to the initial billing cycle for a new service area/service location.

               c. Initial Billing Cycle Turnaround - Initial Billing Cycle After a Cycle Change or Within an Existing SA/SL

Prior to August 1, 1997 - * hours, excluding the time from 12:01A.M.to 11:59P.M.on Saturday, Sunday, and CSC holidays, as detailed in Appendix E. In the event CSC is unable to deliver Customer's Subscriber Billing Services statements to the U.S. Postal Service within this time frame, CSC shall provide to Customer a credit as determined in Section 12.2 d. below.

Beginning August 1, 1997 - * hours, excluding the time from 12:01A.M.to 11:59P.M.on CSC holidays, as detailed in Appendix E. In the event CSC is unable to deliver Customer's Subscriber Billing Services statements to the U.S. Postal Service within this time frame, CSC shall provide to Customer a credit as determined in Section 12.2 d. below.

This Subscriber Billing Turnaround Time requirement as set forth in this Section 12.2.c shall apply in the following situations:

     initial billing cycle after a cycle change; or initial billing cycle when added to an existing service area/service location

               d.     Credit For Late Billings

In the event that Customer's Subscriber Billing Services statements are not delivered in accordance with the turnaround times as detailed above, CSC shall provide to Customer a credit determined in the following manner:


----------------------------------- --------------------------------------------
               Delay                   Credit as a % of CSC Monthly Charge for
                                            the Applicable Billing Cycle
----------------------------------- --------------------------------------------
Credit If Delivered within 24*
hours after the required                                  *
Subscriber Billing Turnaround Time
----------------------------------- --------------------------------------------



----------
* Information omitted and filed separately with the SEC pursuant to request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended.

----------------------------------- --------------------------------------------
               Delay                   Credit as a % of CSC Monthly Charge for
                                            the Applicable Billing Cycle
----------------------------------- --------------------------------------------
Credit If Delivered between * and
48 hours after the required                               *
Subscriber Billing Turnaround Time
----------------------------------- --------------------------------------------
Credit If Delivered between *  and
72 hours after the required                               *
Subscriber Billing Turnaround Time
----------------------------------- --------------------------------------------
Credit If Delivered between * and
96 hours after the required                               *
Subscriber Billing Turnaround Time
----------------------------------- --------------------------------------------
Credit If Delivered After * hours
after the required Subscriber                             *
Billing Turnaround Time
----------------------------------- --------------------------------------------

In the event that the CSC Subscriber Billing Services statement turnaround time for any given cycle is less than or equal to * hours after the required Subscriber Billing Turnaround Time, CSC shall not be required to provide Customer with any credit for late delivery. In the event that the CSC Subscriber Billing Turnaround Time is greater than 24 hours after the required Subscriber Billing Turnaround Time, CSC shall be required to provide Customer with a credit equal to the applicable percentage, as detailed above, of the charges detailed in Section 1 of Appendix D applying only to those Subscriber Billing Services statements delivered after the Contractual Turnaround Requirement. For example, if the Subscriber Billing Turnaround Time for a cycle is * hours after the required Subscriber Billing Turnaround Time, a credit equal to 25% of the charges detailed in Section 1 of Appendix D for the billing cycle would be provided by CSC to Customer.

In the event all Customer billing cycles are delivered after * hours of the required Subscriber Billing Turnaround Time for * consecutive months, CSC shall not be allowed the * hour grace period described above until a billing cycle is delivered within the required Subscriber Billing Turnaround Time.

               e.     Late Receipt of Customer Data

In the event that CSC has not received the Data from Customer within * after 12:00 noon CST of the CSC Data Receipt Date as defined within Appendix , then CSC shall be given * for each day or portion thereof of delay, except where such delay is caused by CSC. For example, if the Data is received * after noon on the Data Receipt Date, the required Subscriber Billing Turnaround Time defined above shall be extended by *. Similarly, if the Data is received * after noon on the Data Receipt Date, the required Subscriber Billing Turnaround Time shall be extended by *.

CSC shall have no liability or responsibility for loss or damage due to late entry or late delivery of Data to CSC or due to any inaccuracy or incompleteness of the Data furnished by Customer. All costs for employee and equipment time expended by CSC in locating and correcting errors, omissions or inconsistencies in the Data submitted by Customer or Customer's agent shall be additional charges to Customer to be billed at CSC's fee schedules then in effect and added to Customer's invoice.

        12.3 Customer agrees to prepay CSC * as a good faith estimate of the postage cost to be incurred by CSC in fulfillment of CSC's obligation to mail Subscriber Billing Services statements for the billing cycles processed by CSC. It is the intent of the Parties that the postage prepayment by Customer to CSC will occur monthly, and that the monthly postage prepayment will attempt to closely approximate the monthly postage expenses incurred by CSC on behalf of Customer relating to the fulfillment of CSC's obligation to mail Customer's Subscriber Billing Services statements. CSC and Customer agree to review the amount of prepaid postage costs semi-annually and to adjust the prepaid postage amount as required to reflect the actual postage due from Customer each month.

13.     THIRD PARTY SOFTWARE

Customer acknowledges and agrees, unless otherwise indicated in Appendix M, that all third party costs associated with the purchase, license, or ongoing maintenance of software run-time licenses required in connection with the operation of the TRIS+ Software shall be borne solely by Customer. If requested by Customer, CSC shall provide written estimates of all such charges at least thirty (30) days prior to the installation of the TRIS+ Software. To the extent credits for late billings or Fixes are required as a direct result of third party software, CSC shall provide such late billing credits or Fixes as defined within the Agreement in the event such third party is acting



----------
* Information omitted and filed separately with the SEC pursuant to request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended.

as a subcontractor for CSC. A listing of third party Software Products is set forth in Appendix M of this Agreement.

14.     RISK OF LOSS

Risk of loss or damage to Software and/or Software Products licensed by Customer under this Agreement and physically residing at Customer's Sites shall vest in Customer when the Software and/or Software Products have been accepted by Customer, or its representative, pursuant to Section 9, provided that such loss or damage is not caused by CSC, employees or its agents. In the event that CSC is required to replace Software and/or Software Products licensed by Customer as a result of loss or damage by Customer, Customer agrees to reimburse CSC for its out-of-pocket expenses and employee time involved with such replacement at CSC's charges detailed in Appendix D.

15.     TRANSPORTATION OF DATA

Customer shall, at its cost and expense, transport and deliver to and/or pick up from CSC all Data unless CSC otherwise agrees in writing. Customer agrees that in either event it shall bear all risk of loss or damage to such Data that may occur during transportation thereof, unless such damage shall be the result of CSC's negligent acts or omissions or willful misconduct.

16.     SUPPLIES

If CSC, with Customer's written approval, has purchased any specialized or preprinted forms or documents, which are not considered "Confidential Information" as defined herein, to be used in providing services solely to Customer hereunder, and if any of these forms or documents shall remain unused at the end of the term or at the termination of this Agreement, Customer shall, within sixty (60) calendar days of such termination or the end of the term, reimburse CSC on a pro rata basis for CSC's cost of all such unused forms or documents, including all shipping and handling costs. Within thirty (30) calendar days of such reimbursement, Customer shall either direct that said forms or documents be sent to Customer at Customer's expense, or shall abandon same and thereafter CSC shall destroy such forms or documents.

17.     AUDITING

The Subscriber Billing Services provided by CSC hereunder are subject to audit at the discretion of the Customer or Customer's authorized agent. CSC agrees that any and all information of Customer maintained by CSC shall be available for inspection by Customer or its internal auditors, independent public accountants or other authorized agents during CSC's regular business hours upon reasonable prior written notice to CSC. Customer agrees to reimburse CSC for its out-of-pocket expenses and employee time in excess of ten (10) hours involved with such audits at CSC's charges detailed in Appendix D. CSC agrees to provide a prior estimate of these charges upon request.

18.     TERM OF AGREEMENT

This Agreement shall become effective upon execution and shall continue in effect until April 30, 2000 unless earlier terminated in accordance with this Agreement or renewed in accordance with the terms detailed below.

This Agreement will automatically renew for a one (1) year period beginning May 1, 2000 and ending April 30, 2001 (the "First Year Renewal") unless Customer notifies CSC in writing as provided herein no later than October 31, 1999 that Customer does not wish to renew the Agreement for this first one (1) year period. In the event that Customer elects the First Year Renewal, the Agreement will again automatically renew for a one (1) year period beginning May 1, 2001 and ending April 30, 2002 (the "Second Year Renewal") unless Customer notifies CSC in writing as provided herein no later than October 31, 2000 that Customer does not wish to renew the Agreement for this second one (1) year period. In the event that Customer has elected the Second Year Renewal, no automatic renewal option shall be available to Customer after the Second Year Renewal, and the Agreement as renewed shall terminate on April 30, 2002. Customer shall pay for all services during the First Renewal Term and the Second Renewal Term, if applicable, in accordance with Appendix D of the Agreement and shall furthermore be subject to CPI adjustments as provided in Section 20 of the Agreement during the First Year Renewal and the Second Year Renewal. Termination during the initial term of the Agreement or during any subsequent renewal term of the Agreement shall not in any way relieve Customer of the obligation to pay for all services previously performed or then in progress by CSC.


19.     TERMS OF PAYMENT

In consideration for the Software, Software Products, Software Maintenance, and Subscriber Billing Services provided by CSC to Customer, Customer agrees to pay for all such Software, Software Products, Software Maintenance, and Subscriber Billing Services at the rates set forth in Appendix D. CSC shall provide, in accordance with its invoicing schedule, however in no event less frequently than monthly, a complete list of the Software, Software Products, Software Maintenance, and Subscriber Billing Services provided by CSC, and Customer agrees to make payment in full for the amount of such invoice within thirty five
(35) calendar days from the date of the invoice. CSC has agreed to provide services on a credit basis only so long as Customer's bills are promptly paid in full when due. In the event any amount due CSC based on its invoices shall remain unpaid more than thirty five (35) calendar days past the date of such invoice, Customer hereby agrees to pay CSC simple interest on such unpaid balance at the rate of one percent (1%) per month until paid in full. In no event shall any interest charged exceed the maximum allowed by law.

In the event Customer in good faith makes a claim that any amount is due to Customer from CSC and Customer claims the right of set off with respect to such amount against any of CSC's invoices, the parties agree the following procedure shall be followed by both parties:

    a. Customer shall, within thirty (30) calendar days of the date of any invoice against which Customer claims a right of set off, provide written notice to CSC clearly detailing the facts on which Customer bases its claim of right of set off and providing documentary evidence thereof. If such notice is not provided to CSC within the thirty (30) day time period, Customer shall have no right to claim a set off against any invoice dated prior to such thirty (30) day period, unless Customer is unable with reasonable diligence to discover its claimed right.

    b. CSC shall provide a detailed written response to Customer within thirty
    (30) calendar days of receipt by CSC of the written notice and documentary evidence from Customer.

    c. The parties shall participate in a telephone conference at a time mutually agreed upon between them, but in no event later than ten (10) calendar days after delivery by CSC of its response. The purpose of this telephone conference will be to discuss and in good faith negotiate to resolve Customer's claim.

    d. In the event the parties are unable to reach a mutually agreeable settlement in writing with respect to any such dispute within ninety (90) days of the date of the original invoice against which Customer in good faith disputed a charge, CSC shall have the right to declare Customer in default for failure to pay the invoice and the parties shall then be free to exercise all of their respective remedies and defense provided for in this Agreement or under law. The parties shall otherwise be obligated to continue fully fulfilling their obligations under this Agreement (including for example CSC's Software Maintenance, Support Services and Subscriber Billing Services) during the period of the dispute.

    e. Interest provided for in Section 19 that would otherwise accrue on any amount disputed by Customer pursuant to the procedure set forth herein shall not accrue during the period during which the procedure set forth herein is being followed by Customer provided, however, in the event the dispute by Customer is not resolved by mutual agreement in writing as provided herein and Customer shall thereafter make payment of all or any portion of such disputed amount, CSC shall be entitled to interest on such amount in accordance with the provisions of Section 19 as it would have accrued, but for the procedure set forth in this Section.

    f. Except with respect to the amount for which Customer in good faith disputes, the procedure set forth above shall not otherwise affect the rights and liabilities of the parties under this Agreement.

20.     PRICE

        *

21.     TERMINATION OF AGREEMENT AND/OR LICENSE

        21.1.1 CSC shall have the right to terminate this Agreement and, at its option, take possession of the Software and Software Products, if: (a) Customer makes an assignment for the benefit of creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of all or any part of Customer's property or business; (b) Customer is adjudicated bankrupt; or (c) Customer fails to perform or observe any of its material obligations hereunder and such condition is not remedied within thirty (30) calendar days after written notice to Customer detailing the alleged breach.

        21.1.2 If CSC elects not to terminate the Agreement after a material default by Customer, it may by written notice to Customer thereafter require that Customer pay cash, cashier's check or certified funds for the performance of services by CSC.

        21.1.3 Customer shall have the right to terminate this Agreement if: (a) CSC makes an assignment for the benefit of creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of all or any part of CSC's property or business; (b) CSC is adjudicated bankrupt; (c) CSC fails to perform or observe any of its obligations hereunder and such condition is not remedied within thirty (30) calendar days, except as otherwise provided herein, after written notice is received by CSC; or (d) CSC shall cease to conduct business as a going concern.

        21.2.1 In the event either party shall be in breach or default of any of the terms, conditions, or covenants of this Agreement or any Orders, and such breach or default shall continue for a period of thirty (30) calendar days after the giving of written notice to the party in default, then in addition to all other rights and remedies of law or equity or otherwise, the injured party shall have the right to cancel this Agreement or any such Orders placed by Customer effective within five (5) Business Days of such notification without any charge, obligation, or liability whatsoever, except as to the payment for Software, Software Products, Software Maintenance, and/or Subscriber Billing Services already received and accepted by Customer. NEITHER CUSTOMER NOR CSC SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR SIMILAR DAMAGES ARISING FROM A BREACH OF THIS AGREEMENT OR OF ANY ORDER HEREUNDER.

        21.2.2 Subject to the limitations contained within the Agreement, in the event of termination by CSC under this Section 21, Customer shall be given a grace period of ninety (90) days from the effective date of termination in which to transition its billing services requirements



----------
* Information omitted and filed separately with the SEC pursuant to request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended.

to another vendor. All services performed by CSC during this grace period shall be chargeable at the rates set forth in Appendix D.

        21.3 Within one hundred twenty (120) days after the effective date of termination, cancellation or expiration of this Agreement, each party shall, upon request by the other party, return as soon as is reasonably possible all papers, materials and property of the other party including any Subscriber Billing Services statements completed or in progress by CSC and paid for by Customer, and without regard for whether or not such property is "Confidential Information" as defined herein. In lieu of the returning party physically returning the property to the receiving party and at the receiving party's option, the receiving party may instruct that any of its property which is "Confidential Information" be immediately shredded by the returning party. In addition, each party will assist the other in the orderly termination of this Agreement and in the transfer of all property, tangible and intangible, as may be necessary for the orderly, non-disrupted business continuation of each party. The obligation of each party to assist in the orderly termination of this Agreement shall include Customer's transition to another billing vendor.

        21.4 Within one hundred twenty (120) calendar days after the effective date of termination, cancellation or expiration of this Agreement, Customer shall, upon CSC's request, certify in writing that to the best of its knowledge all copies of the Software, in whole or in part, have been removed from its production libraries. Concurrent with this certification, Customer will return to CSC all of CSC's "Confidential Information" relating to the Software License(s), including Software Products, required by CSC to be returned and Customer will certify to CSC that such Software has been destroyed or deleted and that all "Confidential Information" of CSC relating to the Software License(s), including Software Products, have been returned to CSC.

        21.5 In the event CSC elects to terminate this Agreement as a result of a default by Customer, which default remains uncured after the applicable notice and cure period detailed above, CSC shall be entitled to recover immediately from Customer all sums due for services provided prior to such termination, together with liquidated damages in a sum equal to the lesser of: (1) the product of the average monthly charges to Customer for all services performed under Section 1 of Appendix D of this Agreement during the prior six (6) month period times the number of months remaining in the initial term of this Agreement; or (2) the product of the average monthly charge billed to Customer for all services performed under Section 1 of Appendix D of this Agreement during the prior six (6) month period times six (6). If CSC elects not to terminate the Agreement after a default by Customer, it may by written notice to Customer thereafter require that Customer pay cash, cashier's check or certified funds for the performance of services by CSC.

        21.6 Upon termination of this Agreement as a result of a default by CSC, CSC agrees to convert Customer's Data into a machine readable, non-proprietary format within a reasonable time period at no cost to Customer upon Customer's request. Upon the expiration of the term of this Agreement or upon termination of this Agreement as a result of a default by Customer, CSC shall convert Customer's Data as described above, and Customer shall reimburse CSC in accordance with Appendix D for all time and expense involved.

22.     INDEMNITY

CSC agrees to indemnify and save harmless Customer, and Customer agrees to indemnify and save harmless CSC respectively, from any liabilities, lawsuits, penalties, claims or demands finally awarded or settled (including the costs, expenses and reasonable attorney's fees on account thereof) that may be made:
(a) by any third party for injuries, including death to persons, or damage to property, including theft, resulting from the indemnifying party's negligent or willful acts or omissions or those of persons employed by the indemnifying party, its agents or subcontractors or as relating solely to CSC's indemnification of Customer, resulting from use of the Software, Software Products and/or Subscriber Billing Services furnished hereunder; or (b) by any employee or former employee of the indemnifying party or any of its subcontractors for which the indemnifying party or subcontractor's liability to such employee or former employee would otherwise be subject to payments under state worker's compensation or similar laws. CSC agrees to defend Customer, at Customer's request, and Customer agrees to defend CSC, at CSC's request, against any such liability, claim, or demand. Customer and CSC respectively agree to notify the other party promptly of any written claims or demands against the indemnified party for which the indemnifying party is responsible hereunder. The foregoing indemnity shall be in addition to any other indemnity obligations of CSC or Customer set forth in this Agreement.

23.     LIMITATION OF LIABILITY

        23.1 EXCEPT AS PROVIDED IN SECTION 25 OF THIS AGREEMENT, CSC MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SOFTWARE, SOFTWARE PRODUCTS, OR SUBSCRIBER BILLING SERVICES OR THEIR CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE BY CUSTOMER. CSC SHALL NOT BE LIABLE FOR ANY: (A) SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, ARISING FROM OR RELATED TO THE OPERATION OR USE OF THE SOFTWARE, SOFTWARE PRODUCTS, AND SUBSCRIBER BILLING SERVICES INCLUDING SUCH DAMAGES, WITHOUT LIMITATION, AS DAMAGES ARISING FROM LOSS OF DATA OR PROGRAMMING, LOSS OF REVENUE OR PROFITS, FAILURE TO REALIZE SAVINGS OR OTHER BENEFITS, DAMAGE TO EQUIPMENT, AND CLAIMS AGAINST CUSTOMER BY ANY THIRD PERSON, EVEN IF CSC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; (B) DAMAGES (REGARDLESS OF THEIR NATURE) FOR ANY DELAY OR FAILURE BY CSC TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT DUE TO A FORCE MAJEUR EVENT; OR (C) CLAIMS MADE A SUBJECT OF A LEGAL PROCEEDING AGAINST CSC MORE THAN TWENTY-FOUR (24) MONTHS AFTER ANY SUCH CAUSE OF ACTION FIRST AROSE.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EXCEPT FOR THE CREDIT FOR LATE BILLINGS AS SET FORTH IN SECTION 11 ABOVE, AND EXCEPT FOR CSC'S OBLIGATIONS UNDER SECTIONS 24 AND 27 AS SET FORTH BELOW, AND CSC'S COMMISSION OF A CRIMINAL ACT, CSC'S LIABILITIES UNDER THIS AGREEMENT SHALL NOT EXCEED THE LESSER OF: (A) TWICE THE AVERAGE MONTHLY CHARGE, OR EQUIVALENT THEREOF, TO CUSTOMER FOR THE SERVICES PERFORMED UNDER THIS AGREEMENT FOR THE ACTUAL NUMBER OF MONTHS DURING WHICH THE PROBLEM EXISTED, OR (B) THE ACTUAL AMOUNT OF MONEY DAMAGES INCURRED BY CUSTOMER.

CUSTOMER AGREES IT SHALL TAKE ALL REASONABLE STEPS TO COLLECT ALL AMOUNTS DUE AFTER ANY REBILLING, SUPPLEMENTAL BILLING OR ANY OTHER ACTION BY CSC TO RESOLVE ANY ERROR, OMISSION, INTERRUPTION, DELAY OR OTHER PROBLEM. IN THE EVENT SUCH AMOUNTS CANNOT BE RECOVERED AFTER TAKING SUCH REASONABLE EFFORTS, CSC, SUBJECT TO THE LIMITATIONS CONTAINED HEREIN, SHALL MAKE PAYMENT TO THE CUSTOMER IN THE AMOUNT CLAIMED, AND CUSTOMER SHALL PROVIDE CSC WITH ALL DOCUMENTATION REASONABLY REQUIRED BY CSC TO ESTABLISH THE AMOUNT OF LOSS CLAIMED, INCLUDING RECORDS OF ALL PAYMENTS RECEIVED BY CUSTOMER AFTER THE REMEDIAL ACTION TAKEN BY CSC AND SHALL ASSIGN ALL SUCH CLAIMS TO CSC. IN THE EVENT OF ANY PAYMENT OF MONEY DAMAGES BY CSC HEREUNDER TO CUSTOMER, CUSTOMER AGREES TO EXECUTE AND DELIVER TO CSC ANY AND ALL DOCUMENTS AS MAY BE REQUIRED TO SUBROGATE CSC TO ALL OF THE RIGHTS OF CUSTOMER TO COLLECT ANY AND ALL AMOUNTS DUE WHICH CONSTITUTE THE LOSS FOR WHICH DAMAGES ARE PAID. PROVIDED , HOWEVER, THAT CSC WILL HAVE NO RIGHT OF SUBROGATION IF CUSTOMER OPTS NOT TO REQUIRE REBILLING PURSUANT TO SECTION 11.4.

THE LIMITATIONS ON THE ACTUAL AMOUNT OF DIRECT DAMAGES INCURRED BY CUSTOMER SET FORTH HEREIN SHALL NOT APPLY WITH RESPECT TO THE LIABILITY OF CSC TO INDEMNIFY CUSTOMER PURSUANT TO SECTION 24 (PATENT AND OTHER PROPRIETARY RIGHTS INDEMNIFICATION) AND SECTION 27 (CONFIDENTIAL INFORMATION).

        23.2 Customer shall not be liable for any: (a) special, indirect, incidental, punitive or consequential damages, including loss of profits, arising from or related to operation or use of the Software, Software Products, Software Maintenance, or Subscriber Billing Services, including such damage, without limitation, as damages arising from loss of data or programming, loss of revenue or profits, failure to realize savings or other benefits, damage to equipment, and claims against CSC by any third person, even if Customer has been advised of the possibility of such damages; (b) damages (regardless of their nature) for any delay or failure by Customer to perform its obligations under the Agreement due to any force majeur event; or (c) claims made a subject of a legal proceeding against Customer more than twenty-four (24) months after such cause of action first arose.

24.     PATENT AND OTHER PROPRIETARY RIGHTS INDEMNIFICATION

        24.1 CSC warrants to Customer that the Software and Software Products do not infringe on any United States patent, copyright, trade secret or other proprietary interest of any third party.

        24.2 The following terms apply to any infringement or claim of infringement of any patent, trademark, copyright, trade secret or other proprietary interest based on the licensing, use, or sale of any Software, Software Products, Software Maintenance and/or Subscriber Billing Services furnished to Customer under this Agreement or in contemplation hereof. CSC shall indemnify Customer, Affiliates, its officers, directors, employees and agents for any loss, damage, expense or liability finally awarded, including costs and reasonable attorney's fees in defending or appealing such claims, that may result by reason of any such infringement or claim, except where such infringement or claim arises solely from CSC's adherence to Customer's written instructions or directions which involve the use of merchandise or items other than: (a) commercial merchandise which is available on the open market or is the same as such merchandise; or (b) items of CSC's origin, design or selection, and Customer shall so indemnify CSC in such excepted cases. Each party shall defend or settle, at its own expense, any action or suit against the other for which it is responsible hereunder. Each party shall notify the other promptly of any claim of infringement for which the other is responsible, and shall cooperate with the other in every reasonable way to facilitate the defense of any such claim.

        24.3 In addition, in the event an injunction or order shall be obtained against Customer's use of any item by reason of any such infringement allegation or if, in CSC's sole opinion, the item is likely to become the subject of a claim of infringement or violation of patent, copyright, trademark, trade secret, or other proprietary right of a third party, CSC will, without in any way limiting the foregoing, in CSC's sole discretion and at CSC's expense either: (a) procure for Customer the right to continue using the item; (b) replace or modify the item so that it becomes non-infringing, but only if the modification or replacement does not, in CSC's reasonable opinion, adversely affect the functional performance or specifications for the item or its use by Customer; or (c) if neither (a) nor (b) above is financially reasonable, remove the item from Customer's Site and refund to Customer any charges paid by Customer for that item, and release Customer from any further liability relating to the particular item.

        24.4 In no event shall Customer be liable to CSC for any charges after the date that Customer no longer uses the item because of actual or claimed infringement.

25.     WARRANTY

Except as provided below, CSC warrants

        (1) that it owns all rights, title and interest in and to the Software and Software Products, except for any third party software listed in Appendix M, and that it has the right to grant the licenses granted hereunder;

        (2) that all Software and Software Products shall: (a) comply with the provisions of the Order; (b) function in accordance with CSC's specifications (including producing the Subscriber Billing Services statements and reports applicable to the Software or Software Products);
        (c) be compatible and conform to user documentation and operating manuals furnished by CSC; and (d) comply with a mutually agreed upon Software Acceptance Plan which shall be developed and agreed to in writing by Customer and CSC prior to installation of the Software for which the Software Acceptance Plan has been established. This warranty coverage shall include all Software Maintenance performed and any Enhancements or Fixes to the Software by CSC. Such warranty shall extend for ninety (90) calendar days from the date of acceptance except for the warranty of title which shall extend for the duration of this Agreement.

        (3) without limiting the foregoing, that system response for all of the versions of the Software subsequent to version 1.8.3 shall function equal to or better than version 1.8.3 as further defined within Section 49; and

        (4) that any services provided by CSC under this Agreement shall be performed in a fully workmanlike manner and in accordance with the prevailing professional standards of the software industry.

CSC's responsibility under the warranties provided under subsections (2), (3) and (4) shall be to correct or replace, at no additional charge to Customer, any part of the Software or Software Products found to be defective. This warranty shall survive inspection, test, acceptance, use and payment. CSC FURNISHES THE ABOVE WARRANTIES IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Any and all warranties shall be void as to Software or Software Products damaged or rendered unserviceable by: (a) the acts or omissions of non-CSC personnel except when CSC instructs or requires Customer to perform any modifications with respect to the Software; (b) misuse by Customer, its employees or agents, theft, vandalism, fire, water, or other peril; (c) moving, relocation, alterations or additions not performed in accordance with this Agreement.

26.     TAXES

There shall be added to the charges provided for in this Agreement amounts equal to any taxes, whether federal, state, or local, however designated, which may be validly levied or based upon this Agreement or upon the Software, Software Products, Software Maintenance, and Subscriber Billing Services furnished hereunder, excluding, however, ad valorem personal property taxes, if any, state and local privilege, excise, or use taxes based on gross revenue, taxes based on or measured by CSC's net income, and any taxes or amounts in lieu thereof paid or payable by CSC in respect of the foregoing excluded items. Taxes payable by Customer shall be billed as separate items on CSC's invoices and shall not be included in CSC's prices. CSC agrees to notify Customer in advance of any taxes incurred by CSC for which Customer will be invoiced under this Section, and Customer shall have the right to have CSC contest with the imposing jurisdiction, at Customer's expense, any such taxes that Customer deems are improperly levied.

27.     CONFIDENTIAL INFORMATION

Each party acknowledges and agrees that any and all information emanating from the other's business in any form, including the terms of this Agreement and Customer's Subscriber listings, is "Confidential Information," and each party agrees that it will not, during or after the term of this Agreement, permit the duplication, use, or disclosure of any such Confidential Information to any person (other than an employee, agent or representative of the other party who must have such information for the performance of its obligation hereunder), unless such duplication, use or disclosure is specifically authorized by the other party in writing. Each party shall: (a) not disclose any Confidential Information to any third person without the express written consent of the disclosing party; (b) not use, directly, indirectly or in concert with any other person, any Confidential Information for any purpose other than the performance of their obligations under this Agreement; (c) use reasonable diligence, and in no event less than that degree of care which such party uses in respect to its own confidential information of like nature, to prevent the unauthorized disclosure or reproduction of such information. Without limiting the generality of the foregoing, to the extent that this Agreement permits the copying of Confidential Information, all such copies shall bear the same confidentiality notices, legends, and intellectual property rights designations that appear in the original versions.

For the purposes of this Section, the term "Confidential Information" shall not include: information which is in the public domain; information known to the recipient party as of the date of this Agreement as indicated by the recipient's written records, unless the recipient party agreed to keep such information in confidence at the time of its receipt; and information properly obtained hereafter from a source who is not under an obligation of confidentiality with respect to such information; is independently developed by the receiving party through persons who have not had, either directly or indirectly, access or knowledge of such Confidential Information which can be verified by independent evidence; or is obligated to be produced under a court order of competent jurisdiction or a valid administrative or congressional subpoena.

Apart from CSC's obligations to Customer under this Section 27 concerning confidentiality, CSC shall have no obligation to delete or destroy Customer's information, including Customer's Subscriber listings, from its computer systems or backup and archival libraries until such time as CSC's regular procedures for elimination of such data would normally delete or destroy such information. CSC's procedure for the elimination of data from its backup and archival libraries is detailed in Appendix F. Customer shall have the right to require the elimination of its Data maintained within CSC's backup and archival libraries prior to the time the Data would normally be deleted or destroyed by CSC, and Customer shall pay for all expenses associated with the early deletion or destruction of all such Data in accordance with Appendix D.

Any logo, program names, trademarks, service marks, programs, manuals, documentation, and other support materials which are covered under this Agreement or otherwise provided by one party to the other are either copyrighted, trademarked, or are held as proprietary by the providing party. The receiving party agrees not to remove any such notices and product identification and additionally agrees to take all action necessary to protect the providing party's rights thereto.

28.     SECURITY, ACCESS AND SAFETY REQUIREMENTS

Customer shall provide to CSC in writing Customer's security, access, and safety requirements for the protection of the Software and Customer's software, data, facilities, and employees and CSC agrees to instruct its employees, agents and subcontractors concerning all such requirements.

29.     NOTICES

With the exception of invoices, insurance papers, shipping papers, reports, and correspondence in the normal course of business, all notices, demands, or other communications herein provided to be given or which may be given by any party to the other shall be deemed to have been duly given when made in writing and delivered in person, or upon receipt, if deposited in the United States mail, postage prepaid, certified mail, return receipt requested or via overnight courier, as follows:

Notices to CSC:                                    Notices to Customer:

Michael P. McCray, Vice President                  Bob Stapleton, President
CSC Intelicom, Inc.                                Western Wireless Corporation
2109 S. Fox Drive                                  2001 NW Sammamish Rd. #100
Champaign, Illinois  61824-0770                    Issaquah, WA 98027
Fax # - 217.351.8256                               Fax # - 425.313.7731

With a required copy to:

H. Ward Classen, Esquire                        Alan Bender, General Counsel
General Counsel                                 Western Wireless Corporation
CSC Intelicom, Inc.                             2001 NW Sammamish Rd. #100
Two Democracy Plaza                             Issaquah, WA 98027
6707 Democracy Boulevard                        Fax # - 425.313.7960
Suite 1000
Bethesda, Maryland 20817                        Jim Medick, Executive Dir. of IT
Fax # - 301.897.1169                            Western Wireless Corporation
                                                2001 NW Sammamish Rd. #100
                                                Issaquah, WA 98027
                                                Fax # - 425.313.7731

or to such address as the parties may provide to each other in writing from time to time.

30.     ASSIGNMENT

Customer may not assign or transfer its interests, rights or obligations under this Agreement by written agreement, merger, consolidation, operation of law or otherwise, without the prior written consent of an authorized executive officer of CSC, which consent may not be unreasonably withheld.

31.     FORCE MAJEURE

Neither party shall be responsible for any delay or failure in performance of any part of this Agreement to the extent that such delay or failure is caused by fire, flood, explosion, war, embargo, government requirement, civil or military authority, act of God, act or omission of common carriers or other similar causes beyond its control. If any such event of force majeure occurs, the party delayed or unable to perform shall give immediate notice to the other party, and the party affected by the other's delay or inability to perform may elect at its sole discretion to: (a) terminate this Agreement or the affected Order; (b) suspend such Order for the duration of the condition and obtain or sell elsewhere Software, Software Products, or Subscriber Billing Services comparable to the Software, Software Products, or Subscriber Billing Services that have been obtained under the Order; or (c) resume performance of such Order once the condition ceases with an option in the affected party to extend the period of this Agreement up to the length of time the condition endured. Unless written notice is given within thirty (30) calendar days after the affected party is notified of the condition, this option (c) shall be deemed selected.

32.     PUBLICITY

Each party agrees to submit to the other all advertising, sales promotions, press releases and other publicity matters relating to the Software, Software Products, or Subscriber Billing Services provided under this Agreement wherein the other party's corporate or trade names or trademarks are mentioned or language from which the connection of said names or trademarks therewith may be inferred or implied. Each party further agrees not to publish or use such advertising, sales promotions, press releases or publicity matters without the other party's prior written approval, which approval may be unreasonably withheld. Unless specifically permitted within this Agreement, neither party to this Agreement shall disclose the terms, conditions, or provisions of this Agreement without the prior written consent of the other party.

33.     INDEPENDENT CONTRACTOR

All work performed by CSC in connection with the Software, Software Products, Software Maintenance, and/or Subscriber Billing Services described in this Agreement shall be performed by CSC as an independent contractor and not as the agent or employee of Customer. All persons furnished by CSC shall be for all purposes solely CSC's employees or agents and shall not be deemed to be employees of Customer for any purpose whatsoever. CSC shall furnish, employ and have exclusive control of all persons to be engaged in performing services under this Agreement and shall prescribe and control the means and methods of performing such services by providing adequate and proper supervision. CSC shall be solely responsible for compliance with all rules, laws and regulations relating to employment of labor, hours of labor, working conditions, payment of wages, and payment of taxes, such as employment, Social Security, and other payroll taxes including applicable contributions from such persons when required by law.

34.     NON-HIRING OF EMPLOYEES

Unless agreed to in writing in advance by both CSC and Customer, neither party to this Agreement shall solicit or hire employees of the other party during the term of this Agreement and for a period of one (1) year after termination hereof.

35.     CONFLICT OF INTEREST

CSC stipulates no officer or employee of Customer has been employed, retained, induced or directed by CSC to solicit or secure this Agreement with Customer upon agreement, offer, understanding or implication involving any form of remuneration whatsoever. CSC agrees, in the event of an allegation of substance that there has been a violation hereof, CSC will cooperate in every reasonable manner with Customer in establishing whether the allegation is true. Notwithstanding any provisions of this Agreement to the contrary, if a violation of this provision is found to have occurred and is deemed material by Customer, Customer may request that CSC take the appropriate legal action to discipline the responsible party.

36.     WAIVER OF BREACH

No waiver of breach or failure to exercise any option, right or privilege under the terms of this Agreement by either party on any occasion or occasions shall be construed to be a waiver of the same or any other option, right or privilege on any other occasion.

37.     RELEASES VOID

Neither party shall require waivers or releases of any personal rights from representatives of the other in connection with visits to CSC's and Customer's respective premises. No such releases or waivers shall be pleaded by CSC or Customer or third persons in any action or proceeding against an employee.

[Section 38 intentionally deleted]

39.     GOVERNING LAW

The validity, construction, interpretation and performance of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland except as to its principals of conflicts of laws. This governing law provision shall have no weight in determining the proper venue for any action arising out of this Agreement.

40.     COMPLIANCE WITH LAWS

CSC and Customer each shall comply with the provision of all applicable federal, state, county and local laws, ordinances, regulations, and codes, including, but not limited to, CSC's and Customer's obligations as an employer with regard to the health, safety and payment of its employees, and identification and procurement of required permits, certificates, approvals, and inspections in CSC's and Customer's performance of this Agreement.

41.     OBLIGATIONS WHICH SURVIVE TERMINATION

Each party recognizes and agrees that its obligations under Sections 5, 6, 17, 19, 21.4, 22, 23, 24, 27,39 and 50 of this Agreement survive the cancellation, termination or expiration of this Agreement for any reason. These same Sections shall apply for the duration of Customer's use of Software licensed under the License granted in Section 3 hereof.

42.     SEVERABILITY

If any of the provisions of this Agreement shall be invalid or unenforceable under the laws of the State of Maryland applicable to the entire Agreement, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of CSC and Customer shall be construed and enforced accordingly.

43.     INCORPORATION OF APPENDICES

Appendices A through M, referred to in this Agreement and attached hereto, are integral parts of this Agreement and are incorporated herein by this reference.

44.     ENUMERATIONS, BACKGROUND AND HEADINGS

The enumerations, "Background" and headings contained in this Agreement are inserted for convenience only and are not intended to have any substantive significance in interpreting this Agreement.

45.     AMENDMENTS, MODIFICATIONS OR SUPPLEMENTS

Amendments, modifications or supplements to this Agreement shall be permitted, provided: (a) changes shall be in writing signed by the authorized representatives of both parties; (b) changes shall reference this Agreement and identify the specific articles or sections contained herein which are amended, modified or supplemented; (c) changes shall not adversely affect vested rights or causes of action which have accrued prior to the effective date of such change.

46.     AUTHORITY AND NO CONFLICTING AGREEMENT

The officers signing on behalf of the parties to this Agreement acknowledge that they have read and understand this Agreement and hereby warrant that each has full power and authority to execute this Agreement and bind the respective parties hereto. Each party further represents that it is not bound by any other contract or agreement that would prevent full performance of this Agreement.

47.     ENTIRE AGREEMENT

This Agreement, the Orders, appendices, and subordinate documents referenced in such Orders constitute the entire agreement between the parties with respect to the subject matter contained herein, superseding all previous agreements pertaining to such subject matter, and may be modified only by an amendment executed in writing by authorized representatives of both parties hereto. All prior agreements, representations, statements, negotiations, understandings and undertakings are superseded hereby. Both parties hereto represent that they have read this Agreement, understand it, agree to be bound by all terms and conditions stated herein, and acknowledge receipt of a signed, true and exact copy of this Agreement.

49.     SOFTWARE PERFORMANCE MEASUREMENTS

CSC warrants that system response within release 3.1 of the Software will be better than the performance Customer has experienced with release 1.8.3 of the Software. CSC has performed benchmarks of various processes with release 3.1 of the Software. A summary of the results of those benchmarks is listed in Appendix J along with hardware and operational commitments required of Customer to ensure Customer will achieve comparable system performance to that which was observed during the benchmark test. CSC agrees to perform additional benchmarks with each major release of the Software and will share the results of those benchmarks with Customer.

50.     TERMINATION

CSC and Customer are parties to a certain Software License, Maintenance and Subscriber Billing Services Agreement dated as of August 1, 1994 ("Prior Agreement"). This Agreement supersedes the Prior Agreement to the extent this Agreement is inconsistent with the Prior Agreement.

In the event Customer elects not to convert its existing PCS MTA markets as set forth in Appendix K to TRIS+, or in the event Customer shall unreasonably delay the start of the PCS conversion and related Software Enhancements beyond April 1, 1998, Customer shall pay CSC the $1,500,000 allocated to PCS items within Appendix L as compensation for efforts expended by CSC to modify the Software and convert Customer PCS data, less the 1st, 2nd, 3rd, or 4th payments set forth in Appendix L, to the extent such payments have been made by Customer to CSC.

In the event Customer elects not to convert its cellular markets as set forth in Appendix K to TRIS+, Customer shall pay CSC a pro-rata portion of the $1,100,000 allocated to cellular items within Appendix L on a percentage completion basis as compensation for efforts expended by CSC to modify the Software and convert Customer cellular data, less any progress or delivery payments made by Customer specifically allocated to cellular items.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first written above.

WESTERN WIRELESS CORPORATION                 CSC INTELICOM, INC.


BY: /s/ Bob Stapleton                        BY: /s/ Michael P. McCray
   ---------------------------                   -------------------------------
TITLE:  President                            TITLE: Vice President
      ------------------------                      ----------------------------